Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS THIRD QUARTER 2023 RESULTS

DALLAS (November 3, 2023) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended September 30, 2023 net income of $380 million compared to net income of $318 million in the three months ended September 30, 2022. This $62 million increase was driven by higher revenues primarily from increased customer consumption due to warmer weather in the quarter, updates to transmission annual billing factors, new base rates, updated interim distribution cost recovery factor (“DCRF”) rates to reflect increases in invested capital and customer growth, and favorable changes in other income and deductions–net. These increases were partially offset by higher costs associated with increases in invested capital (primarily borrowing costs and depreciation) and higher operation and maintenance expense (primarily regulatory asset amortization and self-insurance reserve accrual recovery amounts in new base rates). Base rates were updated May 1, 2023 following the issuance of a final order by the Public Utility Commission of Texas (“PUCT”) in Oncor’s comprehensive base rate review (“PUCT Docket No. 53601”).

“Today, we announced strong third quarter financial results driven in large part by growth within our service territory and increased customer consumption. In addition to strong financial performance, 2023 has been a great year for operational excellence, and we are making strong progress toward achieving our safety and reliability goals. I am proud of the dedication and resilience of our workforce, who worked tirelessly to help ensure Texans had safe and reliable power this summer – one that saw 10 new peak demand records in the ERCOT market,” said Oncor CEO Allen Nye. “We continue to see expansive growth across our service territory. It is keeping up with, and staying ahead of, that growth that provides our company with a particular strategic and operational challenge – as well as a significant opportunity to meet a need in the market for further electric infrastructure.”

-more-

Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com

Oncor’s reported net income of $683 million in the nine months ended September 30, 2023 compared unfavorably to net income of $741 million in the nine months ended September 30, 2022. This $58 million decrease was driven by the write-off of rate base disallowances recorded in the first quarter of 2023 resulting from the final order in PUCT Docket No. 53601, higher costs associated with increases in invested capital (primarily borrowing costs and depreciation) and higher operation and maintenance expense (primarily regulatory asset amortization and self-insurance reserve accrual recovery amounts in new base rates), partially offset by higher revenues primarily from updates to transmission annual billing factors, new base rates, customer growth and updated interim DCRF rates to reflect increases in invested capital, and favorable changes in other income and deductions–net.

Oncor’s total distribution base revenues in the three months ended September 30, 2023 as compared to the three months ended September 30, 2022 increased 18.5% (11.9% increase on a weather-normalized basis). The change in Oncor’s total distribution base revenues in the third quarter of 2023 included a 28.1% increase in distribution base revenues from residential customers (15.7% increase on a weather-normalized basis) and a 10.9% increase in distribution base revenues from large commercial and industrial customers. Oncor’s total distribution base revenues in the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022 increased 6.3% (7.4% increase on a weather-normalized basis). The change in Oncor’s total distribution base revenues in the nine months ended September 30, 2023 included an 8.3% increase in distribution base revenues from residential customers (10.5% increase on a weather-normalized basis) and a 6.6% increase in distribution base revenues from large commercial and industrial customers. Financial and operational results are provided in Tables A, B, C, and D below.

Growth Within Oncor’s Service Territory

Ongoing growth within Texas as a whole and Oncor’s service territory in particular continues to be a driver of distribution and transmission operational activity. In the three months ended September 30, 2023, Oncor connected approximately 20,000 new premises to the Electric Reliability Council of Texas, Inc. (“ERCOT”) grid as compared to approximately 14,000 in the three months ended September 30, 2022. In the nine months ended September 30, 2023, Oncor connected approximately 57,000 new premises as compared to approximately 49,000 during the same period in 2022. In addition, Oncor built, rebuilt or upgraded approximately 630 miles of distribution and transmission lines in the third quarter of 2023.

In addition, Oncor remains on pace to set a company record for annual new and active generation and retail transmission point-of-interconnection (“POI”) requests in queue. At September 30, 2023, Oncor had 755 active generation and retail transmission POI requests in queue, representing a 34% increase as compared to active generation and retail transmission POI requests in queue at September 30, 2022. Of the 447 active generation POI requests in queue at September 30, 2023, 47% were solar, 41% were storage, 9% were wind and 3% were gas. In the three months ended September 30, 2023, Oncor entered 88 new generation and retail transmission POI requests into queue as compared to the 65 new generation and retail transmission POI requests that were entered during the same period in 2022.

-more-

Capital Expenditure Plans

The growth in Oncor’s service territory and expected continued growth is also evident in Oncor’s capital expenditure plans. Oncor’s board of directors has approved a capital expenditures budget of approximately $3.6 billion for 2023. Oncor expects to announce a new five-year capital plan for the 2024-2028 period in the first quarter of 2024, and anticipates that its new five-year capital plan will reflect significantly increased expected capital spending compared to its previously announced $19.2 billion capital plan for the 2023-2027 period, due primarily to the continued projected growth in Oncor’s service territory, as well as increases in interest rates and borrowing costs, increases in the cost of materials and equipment and increased labor and contractor costs. Oncor also anticipates additional capital spending related to transmission and distribution system resiliency investments pursuant to recently enacted Texas House Bill 2555, subject to the PUCT’s finalization of rules implementing such legislation. The PUCT’s rules are expected to be finalized in the fourth quarter of 2023, and Oncor is currently targeting filing a resiliency plan pursuant to such rules in the first quarter of 2024.

Operational Highlights

Oncor remains focused on improving reliability performance. For the industry’s primary benchmark for reliability, System Average Interruption Duration Index (non-storm), Oncor continued to improve in the twelve months ended September 30, 2023 as compared to the twelve months ended September 30, 2022. On average, Oncor’s customers experienced nearly seven fewer minutes of outage over the period – an improvement of approximately 9% over the prior period. Oncor has undertaken various efforts to enhance reliability, including automation and system hardening projects, particularly in its planning for severe weather events.

In October, an independent third party environmental, social and governance (“ESG”) ratings company issued its annual ESG risk rating of Oncor, improving Oncor’s rating and ranking Oncor in the top 2 percent of electric utilities rated by that company.

Regulatory Updates

On September 22, 2023, Oncor filed an appeal in Travis County District Court relating to its recent comprehensive base rate review proceeding. The appeal seeks judicial review of certain of the rate base disallowances and related expense effects of those disallowances set forth in the PUCT’s order on rehearing in the proceeding.

On September 15, 2023, Oncor filed its second application this year for an interim DCRF rate adjustment to recover additional distribution investments that went into service in the period January 1, 2023 through June 30, 2023. Oncor estimates that its interim DCRF rate adjustment would result in an annual revenue impact of approximately $56 million if approved as requested.

-more-

Liquidity

As of November 2, 2023, Oncor’s available liquidity, consisting of cash on hand and available borrowing capacity under its credit facility and commercial paper program totaled $1.8 billion. Oncor expects cash flows from operations combined with long-term debt issuances and credit agreements, as well as availability under its accounts receivable facility (“AR Facility”), credit facility and commercial paper program to be sufficient to fund current obligations, projected working capital requirements, maturities of long-term debt and capital expenditures for at least the next 12 months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of third quarter 2023 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access to the broadcast is available by logging onto the Investors section of Sempra’s website, sempra.com/investors. Prior to the conference call, an accompanying slide presentation will be posted on sempra.com/investors. For those unable to participate in the live webcast, it will be available on replay a few hours after its conclusion at sempra.com/investors.

Quarterly Report on Form 10-Q

Oncor’s Quarterly Report on Form 10-Q for the period ended September 30, 2023 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

-more-

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income

Three and Nine Months Ended September 30, 2023 and 2022; $ millions

	Q3 ‘23	Q3 ‘22	YTD ‘23	YTD ‘22
Operating revenues	$1,592	$1,438	$4,227	$3,980

Operating expenses:
Wholesale transmission service	322	291	965	862
Operation and maintenance	296	264	830	768
Depreciation and amortization	247	227	729	672
Provision in lieu of income taxes	78	70	146	162
Taxes other than amounts related to income taxes	142	147	428	432
Write-off of rate base disallowances	—	—	55	—

Total operating expenses	1,085	999	3,153	2,896

Operating income	507	439	1,074	1,084
Other (income) and deductions – net	(12)	9	(10)	19
Non-operating benefit in lieu of income taxes	(1)	(3)	(9)	(7)
Interest expense and related charges	140	115	396	331
Write-off of non-operating rate base disallowances	—	—	14	—

Net income	$380	$318	$683	$741

-more-

Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Nine Months Ended September 30, 2023 and 2022; $ millions

	YTD ‘23	YTD ‘22
Cash flows — operating activities:
Net income	$683	$741
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	826	734
Write-off of rate base disallowances	69	—
Provision in lieu of deferred income taxes – net	36	27
Other – net	(1)	(13)
Changes in operating assets and liabilities:
Accounts receivable	(257)	(166)
Regulatory assets	(266)	(74)
Other operating assets and liabilities	95	162

Cash provided by operating activities	1,185	1,411

Cash flows — financing activities:
Issuances and borrowings of long-term debt (excluding AR Facility)	2,175	3,950
Repayments of long-term debt (excluding AR Facility)	(875)	(2,732)
Borrowings under AR Facility	600	—
Repayments under AR Facility	(100)	—
Net change in short-term borrowings	(116)	(215)
Capital contributions from members	336	318
Distributions to members	(404)	(318)
Debt discount, financing and reacquisition costs – net	(35)	(29)

Cash provided by financing activities	1,581	974

Cash flows — investing activities:
Capital expenditures	(2,797)	(2,161)
Other – net	23	44

Cash used in investing activities	(2,774)	(2,117)

Net change in cash, cash equivalents and restricted cash	(8)	268
Cash, cash equivalents and restricted cash — beginning balance	98	54

Cash, cash equivalents and restricted cash — ending balance	$90	$322

-more-

Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets

At September 30, 2023 and December 31, 2022; $ millions

	At 9/30/23	At 12/31/22
ASSETS
Current assets:
Cash and cash equivalents	$9	$10
Restricted cash, current	25	16
Trade accounts receivable – net	1,149	884
Materials and supplies inventories — at average cost	289	204
Prepayments and other current assets	103	109

Total current assets	1,575	1,223
Restricted cash, noncurrent	56	72
Investments and other property	146	137
Property, plant and equipment – net	27,298	25,203
Goodwill	4,740	4,740
Regulatory assets	1,592	1,502
Right-of-use operating lease and other assets	147	161

Total assets	$35,554	$33,038

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$82	$198
Long-term debt due currently	500	100
Trade accounts payable	608	536
Amounts payable to members related to income taxes	35	45
Accrued taxes other than amounts related to income	242	277
Accrued interest	167	97
Operating lease and other current liabilities	424	330

Total current liabilities	2,058	1,583
Long-term debt, less amounts due currently	12,500	11,128
Liability in lieu of deferred income taxes	2,275	2,182
Regulatory liabilities	2,988	3,014
Employee benefit plan obligations	1,406	1,394
Operating lease and other obligations	268	275

Total liabilities	21,495	19,576

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2023 and 2022 – 635,000,000	14,239	13,624
Accumulated other comprehensive loss	(180)	(162)

Total membership interests	14,059	13,462

Total liabilities and membership interests	$35,554	$33,038

-more-

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three, Nine and Twelve Months Ended September 30, 2023 and 2022; mixed measures

	Q3 ‘23	Q3 ‘22	YTD ‘23	YTD ‘22
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	17,474	16,070	37,966	39,594
Commercial, industrial, small business and other	30,262	27,970	82,605	75,986

Total electric energy volumes	47,736	44,040	120,571	115,580

Operating revenues ($ millions):
Revenues contributing to earnings:
Distribution base revenues (a)	$841	$710	$2,006	$1,888

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	233	237	721	707
Billed to REPs serving Oncor distribution customers, through TCRF	131	132	405	394

Total transmission base revenues	364	369	1,126	1,101

Other miscellaneous revenues	41	49	83	89

Total revenues contributing to earnings	1,246	1,128	3,215	3,078

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	322	291	965	862
EECRF and other revenues	24	19	47	40

Total revenues collected for pass-through expenses	346	310	1,012	902

Total operating revenues	$1,592	$1,438	$4,227	$3,980

Residential system weighted weather data (b):
Cooling degree days	1,573	1,331	2,155	2,112
Heating degree days	—	—	386	611

Reliability statistics (c):			TME ‘23	TME ‘22
System Average Interruption Duration Index (SAIDI) (non-storm)			71.6	78.6
System Average Interruption Frequency Index (SAIFI) (non-storm)			1.1	1.3
Customer Average Interruption Duration Index (CAIDI) (non-storm)			65.7	62.9
Electricity distribution points of delivery (based on number of active meters) — end of period and in thousands			3,953	3,881

(a)

In general, distribution revenues from residential and small business users are based on actual monthly consumption (kWh), and, depending on size and annual load factor, revenues from large commercial and industrial users are based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.

(b)

Degree days are measures of how warm or cold it is throughout Oncor’s service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

(c)

SAIDI is the average number of minutes electric service is interrupted per consumer in 12 months. SAIFI is the average number of electric service interruptions per consumer in 12 months. CAIDI is the average duration in minutes per electric service interruption in 12 months. Oncor’s non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

***

Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering power to more than 3.9 million homes and businesses and operating more than 141,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

***

Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “forecast,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause Oncor’s actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any weather impacts due to climate change; acts of sabotage, wars, terrorist activities, cyber security attacks, wildfires, fires, explosions, hazards customary to the industry, or other emergency events and the possibility that we may not have adequate insurance to cover losses or third-party liabilities related to any such event; actions by credit rating agencies; health epidemics and pandemics, including their impact on Oncor’s business and the economy in general; interrupted or degraded service on key technology platforms, facilities failures, or equipment interruptions; economic conditions, including the impact of a recessionary environment, inflation, supply chain disruptions, service provider availability, and labor availability and cost; unanticipated population growth or decline, or changes in market demand and demographic patterns; ERCOT grid needs and ERCOT market conditions, including any failure for electric capacity within ERCOT or disruptions at ERCOT power generation facilities; changes in business strategy, development plans or vendor relationships; changes in interest rates or rates of inflation; significant changes in operating expenses, liquidity needs and/or capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry and ERCOT trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; changes in technology used by and services offered by Oncor; significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. capital and credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

-END-